Exhibit 99.1

February 15, 2024

IDACORP, Inc. Announces Fourth Quarter and Year-End 2023 Results, Initiates 2024 Earnings Guidance

BOISE, Idaho--IDACORP, Inc. (NYSE: IDA) reported fourth quarter 2023 net income attributable to IDACORP of $31.3 million, or $0.61 per diluted share, compared with $42.1 million, or $0.83 per diluted share, in the fourth quarter of 2022. For the full year ended December 31, 2023, IDACORP reported net income attributable to IDACORP of $261.2 million, or $5.14 per diluted share, compared with $259.0 million, or $5.11 per diluted share, in 2022.

“During 2023, we continued to see the benefits of strong, sustained customer growth, as well as our commitment to operating efficiently, with our operations and maintenance expenses coming in flat compared to last year,” said IDACORP President and Chief Executive Officer Lisa Grow. “Partially offsetting those benefits were reductions in usage from mild weather, as well as higher depreciation and financing costs from the capital expenditures we are making to provide our growing customer base with reliable, affordable, and increasingly clean energy.”

“We filed our first general rate cases in over a decade in Idaho and Oregon in 2023, and we reached a constructive outcome in Idaho with new rates effective January 1 of this year, while the Oregon case is pending,” Grow added. “With necessary, thoughtful investments underway at unprecedented levels in our generation, transmission, and distribution resources, we could look to file another general rate case, or a limited issue rate proceeding, in Idaho as early as June of this year.”

IDACORP is initiating its full-year 2024 earnings guidance to the range of $5.25 to $5.45 per diluted share, with the expectation that Idaho Power will use between $35 and $60 million of additional tax credits available under the Idaho earnings support regulatory mechanism in 2024. Approximately $25 million of those additional tax credits relate to expected amortization of incremental tax credits generated from Idaho Power's investment in 2023 battery storage projects, as contemplated in the settlement stipulation for the Idaho general rate case (2023 Settlement Stipulation) approved by the Idaho Public Utilities Commission in December 2023. The earnings guidance also assumes normal weather conditions throughout the year.

Summary of Financial Results

The following is a summary of net income attributable to IDACORP and IDACORP's earnings per diluted share for the three months and years ended December 31, 2023 and 2022 (in thousands, except earnings per share amounts):

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net income attributable to IDACORP, Inc.	$31,259	$42,053	$261,195	$258,982
Weighted average outstanding shares – diluted	50,934	50,727	50,806	50,699
IDACORP, Inc. earnings per diluted share	$0.61	$0.83	$5.14	$5.11

The table below provides a reconciliation of net income attributable to IDACORP for the three months and year ended December 31, 2023, from the same periods in 2022 (items are in millions and are before related income tax impact unless otherwise noted):

	Three months ended		Year ended
Net income attributable to IDACORP, Inc. - December 31, 2022		$42.1		$259.0
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment (PCA) mechanisms	4.3		15.7
Usage per retail customer, net of associated power supply costs and PCA mechanisms	(13.0)		(31.3)
Idaho fixed cost adjustment (FCA) revenues	8.8		15.1
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and PCA mechanisms	(0.1)		11.0
Transmission wheeling-related revenues	(4.2)		(0.2)
Other operations and maintenance (O&M) expenses	(8.8)		(0.5)
Depreciation expense	(7.2)		(25.3)
Other changes in operating revenues and expenses, net	(0.1)		1.7
Decrease in Idaho Power operating income	(20.3)		(13.8)
Non-operating expense, net	(0.1)		4.7
Additional accumulated deferred investment tax credits (ADITC) amortization	(7.5)		—
Income tax expense, excluding additional ADITC amortization	17.2		11.0
Total (decrease) increase in Idaho Power net income		(10.7)		1.9
Other IDACORP changes (net of tax)		(0.1)		0.3
Net income attributable to IDACORP, Inc. - December 31, 2023		$31.3		$261.2

Net Income - Fourth Quarter 2023

IDACORP's net income decreased $10.8 million for the fourth quarter of 2023 compared with the fourth quarter of 2022, due primarily to lower net income at Idaho Power.

At Idaho Power, customer growth increased operating income by $4.3 million in the fourth quarter of 2023 compared with the fourth quarter of 2022, as the number of Idaho Power customers grew by approximately 15,000, or 2.4 percent, during the year ended December 31, 2023. Lower sales volumes on a per-customer basis in all customer classes, but more significantly among residential customers, decreased operating income by $13.0 million. Milder weather in the fourth quarter of 2023, when compared with the fourth quarter of 2022, caused customers to use less energy on a per-customer basis for heating. The revenue impact of the decrease in sales volumes per customer was partially offset by the FCA mechanism (applicable to residential and small commercial customers), which increased revenues in the fourth quarter of 2023 by $8.8 million compared with the fourth quarter of 2022.

Transmission wheeling-related revenues decreased $4.2 million during the fourth quarter of 2023 compared with the fourth quarter of 2022, resulting primarily from a significant decrease in transmission line-loss settlement rates and associated revenues due to lower energy prices in the western United States.

Total other O&M expenses in the fourth quarter of 2023 were $8.8 million higher than in the fourth quarter of 2023, mostly due to the timing of performance-based variable compensation accruals, inflationary pressures on labor-related costs, higher professional service costs, and higher maintenance costs, including an increase in scheduled maintenance work at natural gas plants.

Depreciation expense increased $7.2 million in the fourth quarter of 2023 compared with the fourth quarter of 2022, due primarily to an increase in plant-in-service.

The $17.2 million decrease in Idaho Power income tax expense in fourth quarter of 2023 compared with fourth quarter of 2022 was primarily due to plant-related tax adjustments at Idaho Power. Based on Idaho Power's full-year 2023 results, Idaho Power reversed $7.5 million of additional ADITC amortization, resulting from its existing Idaho regulatory settlement stipulation, recorded during the first nine months of 2023. Idaho Power did not record any additional ADITC amortization in 2022.

Net Income - Full-Year 2023

IDACORP's net income increased $2.2 million for 2023 compared with 2022, due primarily to higher net income at Idaho Power.

Idaho Power's customer growth of 2.4 percent added $15.7 million to Idaho Power's operating income in 2023 compared with 2022. Lower sales volumes on a per-customer basis among all customer classes, but more significantly among residential and irrigation customers, decreased operating income by $31.3 million in 2023 compared with 2022. More moderate temperatures and greater precipitation in Idaho Power's service area during 2023, compared with 2022, led residential customers to use less energy per customer for cooling and heating and agricultural irrigation customers to use less energy per customer to operate irrigation pumps. The negative revenue impact of the decrease in sales volumes per residential and small commercial customer was partially offset by the FCA mechanism, which increased revenues in 2023 by $15.1 million compared with 2022.

The net increase in retail revenues per MWh, net of associated power supply costs and power cost adjustment mechanisms, increased operating income by $11.0 million in 2023 compared with 2022. The net increase in retail revenues per MWh was primarily due to the June 1, 2022, rate increase for Idaho Power’s Idaho retail customers related to an order from the Idaho Public Utilities Commission that authorized Idaho Power to accelerate the depreciation on and recover through 2030 the net book value of coal-related assets at Idaho Power's jointly-owned Jim Bridger plant, as of December 31, 2020, plus forecasted plant investments (Bridger Order).

Other O&M expenses were relatively flat in 2023 compared with 2022, as inflationary pressures on labor-related costs were mostly offset by lower expenses from scheduled cyclical plant maintenance projects, as well as the timing of regulatory deferrals and payment credits received related to a jointly-funded infrastructure project.

Depreciation expense increased $25.3 million due partially to an increase in plant-in-service. In addition, the increase was partially due to the impacts of the Bridger Order. The Bridger Order resulted in Idaho Power recording the deferral of certain depreciation expense in the second quarter of 2022, reducing depreciation expense in that year.

Non-operating expense, net, decreased $4.7 million in 2023 compared with 2022. Allowance for funds used during construction (AFUDC) increased as the average construction work in progress balance was higher throughout 2023 compared with 2022. Also, interest and investment income increased due to higher interest rates and higher average cash and cash equivalents balances. These increases were partially offset by higher interest expense on long-term debt and other liabilities in 2023 compared with 2022.

The $11.0 million decrease in Idaho Power income tax expense in 2023 compared with 2022 was primarily due to plant-related tax adjustments at Idaho Power.

Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2024. The 2024 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2024 Estimate(1)	2023 Actual(2)
IDACORP Earnings Guidance (per share)	$ 5.25 – $ 5.45	$ 5.14
Idaho Power Additional ADITCs	$ 35 – $ 60(3)	None
Idaho Power O&M Expense	$ 440 – $ 450(4)	$ 400
Idaho Power Capital Expenditures, Excluding AFUDC	$ 925 – $ 975	$ 734
Idaho Power Hydropower Generation (MWh)	5.5 – 7.5	6.5

(1) As of February 15, 2024.
(2) On an accrual basis.

(3) Approximately $25 million of additional ADITCs relates to amortization of incremental tax credits generated from Idaho Power's investment in 2023 battery storage projects, as contemplated in the 2023 Settlement Stipulation, effective January 1, 2024. The 2023 Settlement Stipulation removed the existing $25 million annual cap on the amount of accelerated amortization of ADITCs.
(4) Approximately $40 million of O&M expense relates to amortization of pension and wildfire mitigation plan regulatory assets, approved for recovery in the 2023 Settlement Stipulation effective January 1, 2024. The increased O&M expense is expected to be offset by collection through tariff-based retail revenues.

More detailed financial and operational information is provided in IDACORP’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (www.idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 2404321. The conference call logistics are also posted on IDACORP's website and will be included in IDACORP's earnings news release. Slides will be included during the conference call. To access the slide deck, please visit www.idacorpinc.com/investor-relations. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing and other real estate tax credit investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. Its 2,100 employees proudly serve more than 630,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. (IDACORP) and Idaho Power Company (Idaho Power) may contain) statements that relate to future events and expectations, such as statements regarding projected or future financial performance, cash flows, capital expenditures, regulatory filings, dividends, capital structure or ratios, load forecasts, strategic goals, challenges, objectives, and plans for future operations. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this press release, IDACORP's and Idaho Power's most recent Annual Report on Form 10-K, particularly Part I, Item 1A - "Risk Factors" and Part II, Item 7 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of that report, subsequent reports filed by IDACORP and Idaho Power with the U.S. Securities and Exchange Commission (SEC), and the following important factors: (a) decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) expenses and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure projects that Idaho Power may be unable to complete or that may not be deemed prudent by regulators for cost recovery or return on investment; (d) expenses and risks associated with supplier and contractor delays and failure to satisfy project quality and performance standards, on utility infrastructure projects and the potential impacts of those delays and failures on Idaho Power's ability to serve customers; (e) power demand exceeding supply, and the rapid addition of new industrial and commercial customer load and the volatility of such new load demand, resulting in increased costs for purchasing energy and capacity in the market, if available, or acquiring or constructing additional generation and transmission resources, and battery storage facilities; (f) impacts of economic conditions, including an inflationary or recessionary environment and increasing interest rates, on items such as operations and capital investments, supply costs and delivery delays, supply scarcity and shortages, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers and their ability to meet financial and operational commitments, and collection of receivables; (g) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and the associated impacts on loads and load growth; (h) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the cost and ability to attract and retain skilled workers and third-party contractors and suppliers, the cost of living and the related impact on recruiting employees, and the ability to adjust to fluctuations in labor costs; (i) changes in, failure to comply with, and costs of compliance with laws, regulations, policies, orders, and licenses, including those relating to reliability and security, the environment, climate change, natural resources, and threatened and endangered species, and associated mitigation requirements, which may result in penalties and fines, increase compliance and operational costs, and impact recovery associated with increased costs through rates; (j) abnormal or severe weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (k) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduce operational vulnerabilities to the power grid; (l) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities and power supply costs; (m) ability to acquire fuel, power, equipment, and transmission capacity on reasonable terms and prices, particularly in the event of unanticipated or abnormally high resource demands, price volatility, lack of physical availability, transportation constraints, outages due to maintenance or repairs to generation or transmission facilities, disruptions in the supply chain, or reduced credit quality or lack of counterparty and supplier credit; (n) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increase power supply costs and repair expenses, and reduce revenues; (o) accidents, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, infrastructure failures, general system damage or dysfunction, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages; reduce generating output; damage company assets, operations, or reputation; subject Idaho Power to third-party claims for property damage, personal injury, or loss of life; or result in the imposition of fines and penalties; (p) acts or threats of terrorism, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power's operations or the electric power grid or compromise data, or the disruption or damage to the companies’ business, operations, or reputation resulting from such events; (q) increased purchased power costs and operational and reliability challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (r) Idaho Power's concentration in one industry and one region, and the resulting exposure to regional economic conditions and regional legislation and regulation; (s) unaligned goals and positions with co-owners of Idaho Power’s generation and transmission assets; (t) changes in tax laws or related regulations or interpretations of applicable laws or regulations by federal, state, or local taxing jurisdictions, and the availability of tax credits; (u) inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (v) ability to obtain debt and equity financing or refinance existing debt when necessary and on satisfactory terms, which can be affected by factors such as credit ratings, reputational harm, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho, Oregon, or Wyoming public utility commissions, and the companies' past or projected financial performance; (w) ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended, and the potential losses the companies may incur on those hedges, which can be affected by factors such as the volume of hedging transactions and degree of price volatility; (x) changes in actuarial assumptions, changes in interest rates, increasing health care costs, and the actual and projected return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (y) remediation costs associated with planned cessation of coal-fired operations at Idaho Power's co-owned coal plants and conversion of the plants to natural gas; (z) ability to continue to pay dividends and achieve target dividend payout ratios based on financial performance and capital requirements, and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; (aa) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new SEC or New York Stock Exchange requirements or new interpretations of existing requirements; and (ab) changing market dynamics due to the emergence of day ahead or other energy and transmission markets in the West. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for the companies to predict all such factors, nor can they assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Amy I. Shaw	Jordan Rodriguez
VP of Finance, Compliance & Risk	Corporate Communications
Phone: (208) 388-5611	Phone: (208) 388-2460
AShaw@idahopower.com	JRodriguez@idahopower.com

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